EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

          THIS AGREEMENT, dated as of April 30, 1998, is made between Laminates Acquisition Co. (the "Company"), and David Schneider ("Executive").


                              W I T N E S S E T H:

          WHEREAS, the Board of Directors of the Company (the "Board") believes that the services of Executive would be of great value to the Company and its subsidiaries and is desirous of retaining his services for a number of years; and

          WHEREAS, Executive is willing to accept employment by the Company upon the terms and conditions hereinafter set forth;

          NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual agreements and covenants herein contained, the mutual benefits herein provided, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:


                                   ARTICLE I.
                               TERM OF EMPLOYMENT

          Subject to termination as provided in Article VI hereof, the Company shall employ Executive, and Executive accepts employment by the Company, on the terms and conditions herein contained, for a period commencing as of May 1, 1998 (the "Effective Date") and ending on the third anniversary thereof, except that the term of employment shall be automatically extended for successive periods of one year each at the second anniversary of the Effective Date and each subsequent such anniversary unless, prior to 30 days before any such anniversary, either party notifies the other of its intention not to renew the employment period (the period from the date hereof through the earlier of (i) such third anniversary, together with any successive yearly renewal periods, or
(ii) the date of such termination, as the case may be, being hereinafter referred to as the "Employment Period").


                                   ARTICLE II.
                                     DUTIES

          SECTION 2.01 General Duties. During the Employment Period, Executive shall serve as Vice President and Chief Financial Officer of the Company, with the customary duties and responsibilities accorded vice presidents and chief financial officers of companies of comparable size, type and nature, and shall report to the President of the Company. Except upon the prior written consent of the Board, Executive will not during the Employment Period (i) accept any other employment or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to that of the Company or any subsidiary thereof. Nothing in this Agreement shall preclude Executive from (i) engaging, consistent with his duties and responsibilities hereunder, in charitable and community affairs, (ii) managing his personal investments (including acquiring or retaining securities of other companies and entities, provided such securities are publicly traded or such investments are passive), (iii) continuing to serve on the boards of directors on which he presently serves (to the extent such service is not precluded by federal or state law or by conflict of interest by reason of his positions with the Company), or (iv) subject to approval of the Board, serving as a member of boards of directors of other companies or entities, or engaging in other activities that do not otherwise conflict with the provisions of this Agreement.

          SECTION 2.02 Primary Activity. During the Employment Period, Executive shall devote substantially all of his working time and energy to the interests and business of the Company and its subsidiaries; provided, however, that Executive shall be excused from performing any services for the Company and its subsidiaries hereunder during periods of temporary illness or incapacity and during reasonable vacations. During the Employment Period, Executive shall, to the best of his skill and ability, use his best efforts and endeavors to the extension and promotion of the business of the Company and its subsidiaries.


                                  ARTICLE III.
                                  COMPENSATION

          As full compensation to Executive for performance of his services hereunder, the Company agrees to pay or provide to Executive and Executive agrees to accept the salary and other compensation and benefits specified in this Article and in Article IV during the Employment Period.

          SECTION 3.01 Salary. The Company shall pay Executive a base salary at the annual rate of $300,000 or at such higher rate as may be fixed by the Compensation Committee of the Board from time to time during the Employment Period (the "Base Salary"). Base Salary shall be payable in accordance with the ordinary payroll practices of the Company, but not less frequently than monthly.

          SECTION 3.02 Bonus. Executive shall also be entitled to an annual cash bonus (the "Bonus") calculated as set forth in Exhibit A hereto, payable on or before March 31st of the fiscal year immediately succeeding the fiscal year in respect of which such Bonus was so calculated.

                                   ARTICLE IV.
                        EMPLOYEE BENEFITS; REIMBURSEMENTS

          SECTION 4.01 Employee Benefit Plans and Programs. The Company shall provide Executive during the Employment Period full and immediate coverage under any employee benefit and incentive compensation programs, plans and practices (commensurate with his position in the Company), other than an annual bonus plan, which the Company currently makes available generally to its senior executive officers, or which the Company, with Board approval, elects to make available generally to its senior executive officers hereinafter, including, but not limited to those providing (a) retirement, pension and profit-sharing benefits, including supplemental benefits above those afforded under qualified plans; and (b) medical, dental, hospitalization, split-dollar life insurance, supplemental term life insurance, short and long-term disability, supplemental disability, accidental death and dismemberment and travel accident coverage benefits and payments to Executive and his eligible dependents. In addition, the Company will continue to provide Executive with the split dollar life insurance, supplemental term life insurance and supplemental disability insurance benefits and payments currently provided to Executive by Formica Corp.

          SECTION 4.02 Vacation, Fringe and Other Benefits. Executive shall be entitled to the number of vacation days and paid holidays customarily accorded senior executives of the Company. In addition, during the Employment Period, the Company shall supply Executive with a reasonable automobile commensurate with his status, and shall pay for all maintenance, repair, fuel and insurance thereon. The Company shall also reimburse Executive, on an after-tax basis, for
(a) tax, financial planning, and related legal services; (b) all reasonable legal expenses incurred by Executive in connection with the negotiation of this Agreement (and any related agreements and documents); (c) the expense of a comprehensive annual physical examination; and (d) the membership fees and periodic dues payable to one club of Executive's choice.

          SECTION 4.03 Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable expenses properly incurred by him in the performance of his duties hereunder, including, without limitation, expenses for travel, entertainment and similar items.


                                   ARTICLE V.
                                CERTAIN COVENANTS

          In order to induce the Company to enter into this Agreement, Executive hereby acknowledges and agrees as follows:

          SECTION 5.01 Proprietary Information. As used in this Agreement, "Proprietary Information" shall mean information relating to the business and operations of the Company that has not previously been publicly released by duly authorized representatives of the Company and shall include Company information encompassed in all research, drawings, designs, plans, proposals, marketing and sales plans, financial information, costs, pricing information, customer and supplier information, trade secrets, proprietary processes, specifications, inventions and all proprietary methods, concepts, or ideas in or reasonably related to the business of the Company.

Notwithstanding the foregoing, Proprietary Information does not include information which is or becomes publicly released by duly authorized representatives of the Company (except as may be disclosed by Executive in violation of this Agreement).

          Executive agrees to regard and preserve as confidential all Proprietary Information pertaining to the Company's or any of its subsidiaries' business that has been or may be obtained by Executive in the course of his employment with the Company, whether he has such information in his memory or in writing or other physical form. Executive will not, without written authority from the Company to do so, use for his benefit or purposes, or disclose to others, either during the Employment Period or thereafter, except as required by the conditions of his employment hereunder, or as required in any judicial proceeding or to his attorney, any Proprietary Information connected with the business or development of the Company or any of its subsidiaries.

          SECTION 5.02 Competition: Nonsolicitation. (a) Executive agrees that during his employment by the Company and the two-year period commencing upon termination of his employment in circumstances to which Section 6.01 applies (the "Restriction Period"), Executive will not directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, any high-pressure laminate business or other business that (i) is significant to the Company and its subsidiaries as a whole and (ii) was initiated during Executive's employment hereunder, which is in competition with the business conducted by the Company or any of its subsidiaries in any geographic area where such business is being conducted during such Restriction Period; provided, that ownership, for personal investment purposes only, of no more than 5% of the voting stock of any publicly held corporation shall not constitute a violation hereof.

     (b) During the Restriction Period, Executive will not, directly or indirectly, solicit for employment by other than the Company or any of its subsidiaries any person then employed by the Company or any of its subsidiaries.

     (c) Executive acknowledges that a violation on his part of any of the covenants contained in this Section 5.02 would cause immeasurable and irreparable damage to the Company. Accordingly, Executive agrees that the Company shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any such covenant in addition to any other remedies it may have. Executive agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of this Section 5.02 is void or constitutes an unreasonable restriction against Executive, the provisions of Section 5.02 shall not be rendered void but shall apply to such extent as such court may determine constitutes a reasonable restriction under the circumstances.

          SECTION 5.03 Corporate Opportunities. Executive agrees that during the Employment Period he will not take any action which might divert from the Company or any of its subsidiaries any opportunity which would be within the scope of any of the present businesses thereof or any of the businesses thereof engaged in, or proposed to be engaged in, during the Employment Period.

                                   ARTICLE VI.
                            TERMINATION OF EMPLOYMENT

          SECTION 6.01 Termination Not for Cause or For Good Reason. The Company may terminate Executive's employment at any time, and Executive may terminate his employment at any time. If Executive's employment is terminated by the Company other than for Cause (as hereinafter defined), if Executive terminates his employment for Good Reason (as hereinafter defined), or if the Company ever notifies Executive of its intention not to renew the employment period or fails to renew this Agreement, then Executive shall be entitled to receive:

          (a) in cash, in substantially equal monthly installments payable over a 24 month period, commencing on the date of any such termination, the sum of:

             (i) the unpaid portion of his Base Salary accrued to the date his accrued vacation time (as of the date of termination) runs out, assuming such vacation commenced on the date of termination; plus

             (ii) two times the sum of Executive's then-current annual Base Salary and the higher of (A) the Bonus payable by the Company pursuant to Section 3.02 hereunder to Executive in respect of the Company's fiscal year in which the Employment Period terminates, based on the assumption that the Company attains all of its budgeted performance goals for such fiscal year; or (B) the Bonus payable for the prior fiscal year; provided that if the termination should occur prior to December 31, 1998, the Bonus used in this calculation shall be equal to Executive's then-current annual Base Salary;

provided, however, that if any such termination should occur on or after a Change of Control (as hereinafter defined), such sum shall be payable in cash in one lump sum within five business days after such termination;

          (b) on or before the Payment Date (as hereinafter defined), in cash, all unpaid amounts, as of the date of such termination, in respect of any Bonus for any fiscal year of the Company ending before the fiscal year in which such termination occurs, which would have been payable had Executive remained in employment until the date (the "Payment Date") such Bonus would otherwise have been paid;

          (c) for 36 months from the date of termination (or, if earlier, until the date of his death), continued coverage (at the Company's expense) for Executive and his eligible dependents under all of the Company's welfare benefit and insurance programs, plans and practices, as specified in Section 4.01(c), or equivalent coverage; provided that if Executive is provided with comparable coverage by a successor employer, any such coverage by the Company shall cease;

          (d) all benefits and payments to which Executive has vested rights as of the expiration of the Employment Period under disability, insurance and other employee benefit plans which provide for payments beyond the Employment Period;

          (e) a fully vested supplemental retirement benefit, paid in one lump sum within five business days after such termination, calculated as provided in Exhibit B hereto, but adding two years to the number of years of "Benefit Accrual Service" and "Years of Service" actually credited pursuant to the Supplemental Executive Retirement Plan attached hereto as Exhibit B-1 (the "SERP") (for the purposes of the SERP, it shall be assumed that Executive's "Earnings" during such two additional years would have been equal to the projected Base Salary and Bonus for such years, based on the further assumption that the Company attained all of its budgeted performance goals for such years) (the provisions of this Section 6.01(e) shall take precedence over conflicting provisions of the SERP and shall survive the termination of this Agreement), and full acceleration of vesting and exercisability of any time-based stock options and time-vested equity-based awards granted to or purchased by Executive (including without limitation all the "Time Vesting Restricted Shares" purchased by Executive under the Laminates Acquisition Co. Management Restricted Stock Program); and

          (f) a Gross-Up Amount (as hereinafter defined), in accordance with the provisions of Section 6.03.

          SECTION 6.02 Good Reason. For purposes of this Agreement, "Good Reason" shall mean any of the following (without Executive's express prior written consent):

                  (a) The assignment to Executive by the Company of duties materially inconsistent with Executive's positions, duties, responsibilities, titles or offices as set forth in Article II hereof, or any material reduction by the Company of his duties or responsibilities or any removal of Executive from or any failure to elect or reelect Executive to the position of President and Chief Executive Officer and Chairman of the Board, except in connection with the termination of Executive's employment for Cause or Permanent Disability (as hereinafter defined), or as a result of Executive's death, or the termination of Executive's employment by Executive other than for Good Reason;

                  (b) A reduction by the Company in Executive's Base Salary, Bonus opportunity or benefits (except as provided herein), as in effect at the commencement of employment hereunder or as the same may be increased from time to time during the Employment Period; provided, that a reduction in the level of benefits described in Section 4.01 (other than the last sentence thereof) which is generally applicable to employees of the Company shall not constitute "Good Reason";

                  (c) The failure by the Company to obtain the specific assumption of this Agreement by any successor or assigns of the Company or any person acquiring substantially all of the Company's assets prior to the closing of the acquisition or the event resulting in such succession or assignment;

                  (d) Failure by the Company to perform in any material respect its stated duties under this Agreement, where such failure shall not have been remedied within 30 days after Executive shall have notified the Company thereof;

                  (e) Movement of the Company's principal offices to a location more than 35 miles from Newark, New Jersey;

                  (f) A "Change of Control" shall occur (for this purpose, "Change of Control" shall have the meaning set forth in the investors' agreement dated as of April 30, 1998 among the Company, LMS I, Co., DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking Partners II-A, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJ Millenium Partners, L.P., DLJ Millenium Partners-A, L.P., DLJMB Funding II, Inc., UK Investment Plan 1997 Partners, DLJ EAB Partners, L.P., DLJ First ESC, L.P., DLJ ESC II L.P., CVC European Equity Partners LP, CVC European Equity Partners (Jersey) LP, MMI Products, L.L.C. and certain other Persons listed on the signature pages thereto); or

                  (g) The Company shall cease to keep in effect the policy of directors' and officers' liability insurance for Executive described in Section 4.03, where such failure shall not have been remedied within 30 days after Executive shall have notified the Company thereof.

          SECTION 6.03 Excise Tax. If any amount payable to or other benefit receivable by Executive pursuant to this Agreement, or any other agreement referred to herein or other arrangement with the Company or any of its subsidiaries, alone or when added to any other amount payable or paid to or other benefit receivable or received by Executive (collectively, an "Excess Parachute Payment"), would result in the imposition on Executive of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then, in addition to any other benefits to which Executive is entitled under this Agreement, Executive shall be paid by the Company an amount (the "Gross-Up Amount") in cash equal to the amount necessary to put Executive in the same after-tax position as if no excise taxes, income taxes (with respect to the Gross-Up Amount), interest and penalties had been imposed with respect to the Excess Parachute Payment and the Gross-Up Amount. Whether a payment or benefit results in the imposition of an excise tax and the amount of any payment under this section shall be determined by a nationally recognized certified public accounting firm designated by the Company. All fees and expenses of such accounting firm shall be paid by the Company.

          Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Amount. Such notification shall be given as soon as practicable (but not later than 15 business days after Executive is informed in writing of such claim) and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

          (a) provide the Company with any information reasonably requested by it relating to such claim;

          (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect so such claim by an attorney reasonably selected by the Company;

          (c) cooperate with the Company in good faith in order to effectively contest such claim; and

          (d ) permit the Company to participate in any proceedings relating to such claim;

provided that the Company shall pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest.

          SECTION 6.04 Permanent Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties with the Company on a full-time basis for six consecutive months (either such situation, herein referred to as "Permanent Disability") during the Employment Period, then Executive's employment shall terminate on the giving of notice by the Company, and the compensation to which Executive is entitled pursuant to Section 3.01 shall be paid up, in cash, through the last day of the month in which the notice is given, within five business days of the date of such notice. In addition, Executive shall be entitled to receive:

     (a) on or before the Payment Date (as hereinafter defined), in cash, all unpaid amounts, as of the date of such termination, in respect of any Bonus for any fiscal year of the Company ending before the fiscal year in which such termination occurs, which would have been payable had Executive remained in employment until the date (the "Payment Date") such Bonus would otherwise have been paid;

     (b) for 18 months from the date of termination (or, if earlier, until the date of his death), continued coverage (at the Company's expense) under the Company's welfare benefit and insurance programs, plans and practices, as provided in Section 4.01(c), or equivalent coverage; provided that if Executive is provided with comparable coverage by a successor employer, any such coverage by the Company shall cease;

     (c) all benefits and payments to which Executive has vested rights as of the expiration of the Employment Period under disability, insurance and other employee benefit plans which provide for payments beyond the Employment Period;

     (d) a proportionate amount of Executive's then-current Base Salary to compensate Executive for any accrued but unpaid vacation time as of the date of the notice of termination, payable, in cash, within five business days of such notice; and

     (e) a fully vested supplemental retirement benefit, paid in one lump sum within five business days after such termination, calculated as provided in Exhibit B hereto, but adding two years to the number of years of "Benefit Accrual Service" and "Years of Service" actually credited pursuant to the Supplemental Executive Retirement Plan attached hereto as Exhibit B-1 (the "SERP") (for the purposes of the SERP, it shall be assumed that Executive's "Earnings" during such two additional years would have been equal to the projected Base Salary and Bonus for such years, based on the further assumption that the Company attained all of its budgeted performance goals for such years) (the provisions of this Section 6.04(e) shall take precedence over conflicting provisions of the SERP and shall survive the termination of this Agreement), and full acceleration of vesting and exercisability of any time-based stock options and time-vested equity-based awards granted to or purchased by Executive (including without limitation all the "Time Vesting Restricted Shares" purchased by Executive under the Laminates Acquisition Co. Management Restricted Stock Program).

          SECTION 6.05 Death. In the event of Executive's death while employed hereunder, the Employment Period shall thereupon automatically terminate and Executive's estate or designated beneficiaries shall receive (i) any death benefits provided under the Company's employee benefit programs, in accordance with their terms; (ii) on or before the Payment Date (as hereinafter defined), in cash, all unpaid amounts, as of the date of such termination, in respect of any Bonus for any fiscal year of the Company ending before the fiscal year in which such termination occurs, which would have been payable had Executive remained in employment until the date (the "Payment Date") such Bonus would otherwise have been paid; and (iii) full acceleration of vesting and exercisability of any time-based stock options and time-vested equity-based awards granted to or purchased by Executive (including without limitation all the "Time Vesting Restricted Shares" purchased by Executive under the Laminates Acquisition Co. Management Restricted Stock Program).

          SECTION 6.06 Voluntary Resignation; Discharge for Cause. If Executive resigns voluntarily, other than for Good Reason or Permanent Disability, or the Company terminates the employment of Executive at any time for Cause, the Company's obligations under this Agreement to make any further payments to Executive shall thereupon, to the extent permitted by law, cease and terminate except with respect to all unpaid Bonus amounts, accrued as of the fiscal year ending before the fiscal year in which such termination occurs, which would have been payable had Executive remained in employment until the date such Bonus would otherwise have been paid. For purposes of this Agreement, the term "Cause" shall mean (i) Executive's conviction by a court of competent jurisdiction or entry of a plea of nolo contendere for an act on Executive's part constituting a felony, which conviction or plea causes damage to the reputation or financial position of the Company or which undermines Executive's authority as Vice President and Chief Financial Officer of the Company or (ii) a willful and gross breach of a substantial and material obligation of Executive under this Agreement; provided, that no action shall give rise to Cause if undertaken in the good faith belief that such action was in the best interest of the Company or its subsidiaries. Any termination of Executive's employment by the Company for any reason other than Cause (including any breach of duty by Executive not specified above), or for no reason, shall be deemed to be a termination without Cause for all purposes of this Agreement, unless Executive's termination arises from death or Permanent Disability.

                                  ARTICLE VII.
                       NO MITIGATION OF DAMAGES; EXPENSES

          Executive shall not be required to mitigate damages or the amount of any payments provided for under this Agreement by seeking other employment or otherwise. Except as provided in Sections 6.01(b) or 6.04(a), no amounts paid to or earned by Executive following his termination of employment shall reduce or be set off against any amounts payable to Executive under this Agreement, nor will any payments otherwise due to Executive hereunder be subject to offset in respect of any claims that the Company may have against Executive. The Company agrees to pay all reasonable out-of-pocket costs and expenses of Executive (including attorney's fees and disbursements) as incurred by Executive in connection with any actions taken in good faith in connection with the enforcement of Executive's rights hereunder or the interpretation of any provision(s) of this Agreement.


                                  ARTICLE VIII.
                                   ASSIGNMENT

          This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and to any person who succeeds to all or substantially all of the business of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or the Company.

                                   ARTICLE IX.
                                     NOTICES

          All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been given if delivered by hand or mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid and addressed as follows:

          (a)      If to the Company:        277 Park Avenue
                                             New York, NY 10172
                                             Fax: (212) 892-7551

                   with a copy to:           Davis Polk & Wardwell
                                             450 Lexington Avenue
                                             New York, NY  10017
                                             Attention: George R. Bason, Jr.
                                             Fax: (212) 450-4800

          (b)      If to Executive:          71 Woodmont Drive
                                             Woodcliff Lake, New Jersey 07675

                   with a copy to:           Simpson Thacher & Bartlett
                                             425 Lexington Avenue
                                             New York, NY  10017-3954
                                             Attention: David Chapnick
                                             Fax: (212) 455-2502

     Addresses may be changed by notice in writing signed by the addressee.


                                   ARTICLE X.
                                  MISCELLANEOUS

          SECTION 10.01 Entire Agreement. This Agreement supersedes any prior agreements and embodies the entire understanding between the parties hereto respecting the subject matter hereof and no change, alteration or modification hereof may be made except in a subsequent writing signed by both parties hereto.

          SECTION 10.02 Headings. The headings in this Agreement are for convenience of reference only and shall not be considered as part of this Agreement or to limit or otherwise affect the meaning hereof.

          SECTION 10.03 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such provision nor the validity of any other provision of this Agreement shall in any way be affected thereby.

          SECTION 10.04 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New Jersey without regard to principles of conflicts of laws.

          SECTION 10.05 Additional Assurances. Each party shall execute, acknowledge and deliver such additional documents, writing or assurances as the other may periodically require so as to give full force and effect to the terms and provisions of this Agreement.

          SECTION 10.06 Withholding. The Company will be entitled to withhold from any payment hereunder the amount of withholding required by law.

          SECTION 10.07 Liability Insurance and Indemnification. The Company shall keep in effect during the Employment Period a standard policy of directors' and officers' liability insurance for officers and directors of the Company, to the extent available, at such reasonable levels of coverage as are agreed to by Executive and the Board from time to time, but not less than the levels in effect on the business day immediately preceding the date on which Executive most recently, but prior to the Effective Date, terminated employment with Formica Corp. In addition, the Company shall indemnify Executive for any amounts Executive must pay (which are not covered by insurance) which in any way relate to actions taken or omitted in his capacity as an officer and/or director of the Company and/or its subsidiaries, and shall provide expense advances to Executive in connection therewith to the maximum extent permitted by law. This obligation shall survive this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   LAMINATES ACQUISITION CO.

                                   By:
                                       ------------------------------------
                                       Vincent Langone, President and Chief
                                       Executive Officer

                                   Title:
                                          ---------------------------------

                                   By:
                                       ------------------------------------
                                       DAVID SCHNEIDER

                                    Exhibit A
                          Annual Cash Bonus Formulation



         Upon completion of the acquisition of the Company and annually prior to the commencement of the Company's fiscal year, the Board and Executive will agree to the annual operating plan (the "Plan"). After the completion of the fiscal year of the Plan and based upon audited financial results, Executive will be paid a cash bonus based on the Company and its subsidiaries achieving levels of earnings before interest, taxes, depreciation and amortization ("EBITDA") as follows:

                                  Bonus Matrix
                                  ------------

          of Plan EBITDA             80%        100%      120%      140%

          of Annual Base Salary      50%        100%      150%      200%

         Below 80% of Plan EBITDA, no cash bonuses will be paid. Above 140% of Plan EBITDA, the Compensation Committee of the Board may recommend a special bonus for extraordinary performance. Performance between the key benchmarks above will be calculated on a pro rata basis (i.e. 90% of Plan EBITDA results in a bonus of 75% of Annual Base Salary). For the purpose of calculating actual EBITDA for cash bonus purposes, salaries will be charged against EBITDA, bonuses will not be charged to EBITDA (i.e. charged below the EBITDA line). Equitable adjustments to the Plan, agreed to between the Board and Executive, shall be made to reflect the impact of any subsequent divestitures or acquisitions which are not already incorporated in the Plan.

                                    Exhibit B
                            SERP Payment Calculation

The steps to be followed in calculating the lump sum payable are:

     a) Calculate the Monthly Benefit Payable pursuant to the Supplemental Executive Retirement Plan attached hereto as Exhibit B-1, without reducing the Monthly Benefit Payable for any payments made pursuant to any Company qualified pension plan;

     b) Determine the present value of a lifetime annuity of the Monthly Benefit Payable, using a 6.5% interest rate, and the 1971 Towers Perrin Mortality Table, set back 1 year; and

     c) Subtract from the sum calculated in b) the present value of that portion of all payments to be made pursuant to Company qualified pension plans which constitutes the benefit accrual attributable to Executive's employment with the Company after 1997.